EXHIBIT (5) and EXHIBIT (23)(b)

September 14, 2004

NewMil Bancorp, Inc.
19 Main Street
New Milford, CT 06776

Re: Registration Statement on Form S-8 of NewMil Bancorp, Inc.

Gentlemen:

We have acted as counsel to NewMil Bancorp, Inc. (the “Company”) in connection with the preparation by the Company of a registration statement on Form S-8 (the “Registration Statement”) for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 1,055,000 shares of the Company’s common stock, par value of $0.50, per share, (the “Shares”) to be issued in connection with the:

(a)	NewMil Bancorp, Inc. 2004 Amended and Restated Stock Option Plan for Outside Directors; and

(b)	NewMil Bancorp, Inc. 2004 Amended and Restated Stock Option and Incentive Plan for Officers and Key Employees

Items (a) - (b) are collectively referred to herein as the “Plans”.

We have examined the Plans, the Certificate of Incorporation of the Company and Bylaws of the Company, and such other corporate and other documents and records as we have deemed appropriate for purposes of this opinion.

We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or facsimile copies.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares, if and when originally issued and sold or awarded by the Company pursuant to the Plans, will be legally issued, fully paid, and non-assessable and will represent validly authorized and outstanding shares of common stock of the Company.

We have assumed that the Company and those directors, officers, and employees that receive options to purchase Shares under the Plans or purchase or are awarded Shares under the Plans, as the case may be, will then be in compliance with the relevant requirements of the Plans, and that all prescribed filings with regulatory authorities, including any stock exchanges having jurisdiction, will be effected in accordance with their respective requirements and that the approvals of such regulatory authorities, including any stock exchanges having jurisdiction will have been granted prior to the issuance of any Shares.

The opinions expressed herein are contingent upon the Registration Statement becoming effective under the Securities Act of 1933 and the Certificate of Incorporation and Bylaws not being amended in any relevant respect prior to the issuance of the Shares.

The foregoing opinions are limited to the Corporation Law for the State of Delaware, and we express no opinion with respect to any other state or jurisdiction.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

TYLER COOPER & ALCORN, LLP

By: /s/ William W. Bouton III
William W. Bouton III
A Partner